Exhibit 3.3

THIS COMPOSITE AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, OF THERAPEUTICSMD, INC. (THE “CORPORATION”) REFLECTS THE PROVISIONS OF THE CORPORATION’S ARTICLES OF INCORPORATION, AS AMENDED AND RESTATED ON AUGUST 3, 2011, AND ALL AMENDMENTS THERETO FILED WITH THE SECRETARY OF STATE OF THE STATE OF NEVADA THEREAFTER ON OR PRIOR TO MARCH 30, 2026, BUT IS NOT AN AMENDMENT AND/OR RESTATEMENT THEREOF.

COMPOSITE AMENDED AND RESTATED

ARTICLES OF INCORPORATION, AS AMENDED,

OF

THERAPEUTICSMD, INC.

A NEVADA CORPORATION

ARTICLE I

CORPORATE NAME

The name of the corporation is TherapeuticsMD, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The registered agent for the Corporation in the State of Nevada is Paracorp Incorporated, 318 N. Carson Street, Suite 208, Carson City, Nevada 87901.

ARTICLE III

DURATION AND PURPOSE

The duration of the Corporation shall be perpetual. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NRS.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation has the authority to issue is Six Hundred Fifty Million (650,000,000) shares of which Six Hundred Forty Million (640,000,000) shares will be designated common stock, $0.001 par value per share (“Common Stock”) and Ten Million (10,000,000) shares will be designated preferred stock, $0.001 par value per share (“Preferred Stock”).

The Ten Million (10,000,000) shares of Preferred Stock may be designated from time to time in one or more series upon authorization of the Corporation’s board of directors. The Corporation’s board of directors, without further approval of the Corporation’s shareholder, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock so designated.

ARTICLE V

NUMBER OF DIRECTORS

The business of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors. The Corporation must maintain at least one director at all times and initially sets the number of directors at four members. The number of individuals comprising the Corporation’s Board of Directors shall be fixed upon resolution of the Board of Directors and may be increased or decreased from time to time in the manner provided in the Corporation’s Bylaws.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon the Board of Directors of the Corporation by the NRS, the Board of Directors shall have the power to alter, amend, change, add to and repeal, from time to time, the Bylaws of the Corporation, subject to the rights of the Corporation’s shareholders entitled to vote with respect thereto to alter, amend, change, add to and repeal the Bylaws adopted by the Board of Directors of the Corporation.

ARTICLE VII

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

No director or officer of the Corporation shall be personally liable to the Corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any act by such director or officer, provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud, or a known violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the NRS. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitations on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE IX

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by the provisions of 78.502 of the NRS, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Corporation’s Bylaws, agreement, vote of shareholders, or disinterested directors, or otherwise, both as to action in his official capacity whole holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.